Exhibit 99.1

IMMEDIATE NEWS RELEASE

Schmitt Industries Announces Third Quarter Fiscal 2012 Operating Results

April 10, 2012	NASDAQ: SMIT

Portland, Oregon – Schmitt Industries, Inc. (NASDAQ: SMIT) today announced its operating results for the third quarter and nine months ended February 29, 2012. Sales for the three months ended February 29, 2012 increased $236,376, or 8.1%, to $3,156,497 compared to $2,920,121 for the same period last year. Sales for the nine months ended February 29, 2012 increased $1,865,172, or 22.6%, to $10,104,207 compared to $8,239,035 for the nine months ended February 28, 2011. Net income for the third quarter ended February 29, 2012 was $12,621, or $.00 per diluted share, compared to a net loss of $191,840, or $.07 per diluted share, for the same period last year. Net income for the nine months ended February 29, 2012 was $71,473, or $.02 per diluted share, compared to a net loss of $263,573, or $.09 per diluted share, for the nine months ended February 28, 2011.

For the third quarter ended February 29, 2012, sales in the Balancer segment increased $68,118, or 3.2%, to $2,230,583 from $2,162,465 in the third quarter of Fiscal 2011. For the nine months ended February 29, 2012, sales in the Balancer segment increased $1,452,475, or 25.7%, to $7,114,407 compared to $5,661,932 for the nine months ended February 28, 2011. Sales in the Measurement segment increased $168,258, or 22.2%, to $925,914 in the third quarter of Fiscal 2012 from $757,656 in the third quarter of the prior year. Sales in the Measurement segment increased $412,697, or 16.0%, in the nine months ended February 29, 2012 to $2,989,800 compared to $2,577,103 in the nine months ended February 28, 2011. Sales of the Company’s balancer and laser-based measurement products increased from the prior period due primarily to higher volumes of shipments.

Gross margins for the third quarter and the first nine months of Fiscal 2012 increased as compared to the same periods in the prior year due primarily to reducing the costs of inventory components and by changes in the product sales mix shifting towards higher margin products. Operating expenses increased during the third quarter and first nine months of the current year primarily due to higher personnel costs, higher sales and marketing expenses, higher maintenance and repair expenses and higher stock-based compensation offset by lower research and development.

“We are pleased with the continuing quarter-over-quarter improvement in sales we are seeing in both our business segments and we are working to build on this momentum as we enter the fourth quarter of our fiscal year. In particular, we are seeing increased interest and orders for some of our Acuity® laser sensor product lines and in the US and Canadian propane markets for our Xact® tank measurement systems for both large and small propane tanks as customers continue to increase usage of these products. We expect Xact® to have a more significant contribution to our revenue growth on a going forward basis,” commented Wayne A. Case, CEO of Schmitt Industries.

Jim Fitzhenry, President of Schmitt Industries, added, “Our sales level for the quarter reflects the continuing recovery in our global markets, as well as the positive impact of new products and sales initiatives for both our SBS balancer and SMS measurement business segments and we are particularly pleased with the market reception we are seeing for our Xact® tank monitoring systems. Our attention is now on making the investments necessary to ramp up production and procurement to meet demand for our products while achieving consistent profitability,” Fitzhenry concluded.

CORPORATE OFFICE: 2765 NW NICOLAI ST. — PORTLAND, OREGON 97210 — 503/227-7908 — FAX 503/223-1258

About Schmitt Industries

Schmitt Industries, Inc. designs, manufactures and markets computer-controlled vibration detection and balancing equipment (the Balancer segment) primarily to the machine tool industry. Through its wholly owned subsidiary, Schmitt Measurement Systems, Inc., the Company designs, manufactures and markets precision laser-based surface measurement products for a wide variety of commercial applications in addition to the disk drive, silicon wafer and optics industries; laser-based distance measurement products for a wide variety of industrial applications; and ultrasonic measurement products that accurately measure the fill levels of large liquefied propane tanks and transmit that data via satellite to a secure web site (the Measurement segment). The Company also sells and markets its products in Europe through its wholly owned subsidiary, Schmitt Europe Ltd. located in the United Kingdom.

FORWARD-LOOKING STATEMENTS

Certain statements in this release, including but not limited to remarks by Wayne Case and Jim Fitzhenry, are “forward-looking statements.” These statements are based upon current expectations, estimates and projections about the Company’s business that are based, in part, on assumptions made by management. These statements are not guarantees of future performance and involve risks and uncertainties that are difficult to predict. Actual outcomes and results may differ materially from what is expressed or forecasted in such forward-looking statements due to numerous factors, including, but not limited to, general economic conditions, global financial concerns, the volatility of the Company’s primary markets, the Xact® tank monitoring system’s commercial viability and our ability to satisfy expected demand, the ability to meet production requirements for new products, the ability to develop new products to satisfy changes in consumer demands, protection of intellectual property rights, the intensity of competition, the effect on production time and overall costs of products if any of our primary suppliers are lost or if a primary supplier increases the prices of raw materials, fluctuations in quarterly and annual operating results, the ability to reduce operating costs if sales decline, maintenance of a significant investment in inventories in anticipation of future sales, attracting and retaining key management and qualified technical and sales personnel, changes in effective tax rates, increased costs due to changes in securities laws and regulations, and risks from international sales and currency fluctuations.

For further information regarding risks and uncertainties associated with the Company’s business, please refer to Schmitt’s SEC filings, including, but not limited to, its Forms 10-K, 10-Q and 8-K.

The forward-looking statements in this release speak only as of the date on which they were made, and the Company does not undertake any obligation to update any forward-looking statement to reflect events or circumstances after the date of this release, or for changes to this document made by wire services or internet service providers.

For more information contact:	Linda M. Case, Investor Relations (503) 227-7908 or visit our web site at www.schmitt-ind.com

CORPORATE OFFICE: 2765 NW NICOLAI ST. — PORTLAND, OREGON 97210 — 503/227-7908 — FAX 503/223-1258

SCHMITT INDUSTRIES, INC.

CONSOLIDATED BALANCE SHEETS

(UNAUDITED)

	February 29, 2012	May 31, 2011
ASSETS
Current assets
Cash and cash equivalents	$2,730,113	$2,760,506
Accounts receivable, net of allowance of $21,467 and $21,580 at February 29, 2012 and May 31, 2011, respectively	1,878,659	1,831,811
Inventories	4,425,378	4,146,408
Prepaid expenses	124,091	166,779
Income taxes receivable	17,830	—

	9,176,071	8,905,504

Property and equipment
Land	299,000	299,000
Buildings and improvements	1,723,273	1,582,936
Furniture, fixtures and equipment	1,240,447	1,199,143
Vehicles	121,835	129,330

	3,384,555	3,210,409
Less accumulated depreciation and amortization	(1,966,181)	(1,876,234)

	1,418,374	1,334,175

Other assets
Intangible assets, net	1,247,298	1,349,583

TOTAL ASSETS	$11,841,743	$11,589,262

LIABILITIES & STOCKHOLDERS’ EQUITY
Current liabilities
Accounts payable	$572,825	$841,416
Accrued commissions	298,170	308,396
Accrued payroll liabilities	226,961	116,129
Other accrued liabilities	301,325	163,940
Income taxes payable	—	2,073

Total current liabilities	1,399,281	1,431,954

Stockholders’ equity
Common stock, no par value, 20,000,000 shares authorized, 2,972,355 and 2,895,635 shares issued and outstanding at February 29, 2012 and May 31, 2011, respectively	10,207,252	9,943,910
Accumulated other comprehensive loss	(276,242)	(226,581)
Retained earnings	511,452	439,979

Total stockholders’ equity	10,442,462	10,157,308

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$11,841,743	$11,589,262

SCHMITT INDUSTRIES, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

FOR THE THREE AND NINE MONTHS ENDED FEBRUARY 29 AND 28, 2012 AND 2011

(UNAUDITED)

	Three Months Ended February 29 and 28,		Nine Months Ended February 29 and 28,
	2012	2011	2012	2011
Net sales	$3,156,497	$2,920,121	$10,104,207	$8,239,035
Cost of sales	1,616,534	1,611,615	5,389,802	4,401,932

Gross profit	1,539,963	1,308,506	4,714,405	3,837,103

Operating expenses:
General, administration and sales	1,448,818	1,294,072	4,481,536	3,677,808
Research and development	91,842	198,534	197,698	420,474

Total operating expenses	1,540,660	1,492,606	4,679,234	4,098,282

Operating income (loss)	(697)	(184,100)	35,171	(261,179)
Other income (expense)	6,901	(3,806)	33,031	(3,972)

Income (loss) before income taxes	6,204	(187,906)	68,202	(265,151)
Provision (benefit) for income taxes	(6,417)	3,934	(3,271)	(1,578)

Net income (loss)	$12,621	$(191,840)	$71,473	$(263,573)

Net earnings (loss) per common share:
Basic	$0.00	$(0.07)	$0.02	$(0.09)

Weighted average number of common shares, basic	2,939,281	2,894,922	2,910,401	2,894,842
Diluted	$0.00	$(0.07)	$0.02	$(0.09)

Weighted average number of common shares, diluted	2,964,892	2,894,922	2,937,019	2,894,842